EXHIBIT 4.2


                              ARTICLES OF AMENDMENT


1.   The name of the corporation is: Thinkpath, Inc.

2.   Date of incorporation/amalgamtion: 1994 02 11

3.   The articles of the corporation are amended as follows:

              To effect a reverse split of the Corporation's issued and unissued common shares on the basis of one (1) post reverse-split common share of the Corporation issued in exchange for every five thousand (5,000) pre-reverse split common shares

4. The amendment has been duly authorized as required by sections 168 and 170 (as applicable) of the Business Corporations Act.

5. The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on 2005 04 22.


                                         THINKPATH, INC.


                                         By: \S\ DECLAN A. FRENCH , PRESIDENT
                                             ---------------------------------
                                                  Declan A. French